    As filed with the Securities and Exchange Commission on August 17, 2000

                                            Registration Statement No. 333-34142
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 to


                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                            ------------------------

                                 VASTERA, INC.

             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                  7373                                 54-1616513
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                Mr. Arjun Rishi
                     President and Chief Executive Officer
                                 Vastera, Inc.
                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   Copies to:

            Brian D. Henderson, Esq.                                 Keith F. Higgins, Esq.
             Michael C. Todd, Esq.                                  Jane D. Goldstein, Esq.
        Brobeck, Phleger & Harrison LLP                                   Ropes & Gray
       701 Pennsylvania Avenue, Suite 220                           One International Place
              Washington, DC 20004                                      Boston, MA 02110
                 (202) 220-6000                                          (617) 951-7000

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                Proposed Maximum
                   Title of Each Class of                          Aggregate              Amount of
                Securities to be Registered                    Offering Price(1)     Registration Fee(1)
Common Stock, par value $.01 per share......................      $75,900,000             $20,038(2)

(1) Includes shares that the underwriters have the option to purchase from the Company to cover over-allotments, if any. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) Previously paid.


                       ----------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee.........  $   20,038
NASD filing fee.............................................       8,090
Nasdaq filing fee...........................................      95,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................      *
Accounting fees and expenses................................     750,000
Blue Sky fees and expenses (including legal fees)...........      25,000
Transfer agent and rights agent and registrar fees and
  expenses..................................................      25,000
Miscellaneous...............................................      *
                                                              ----------
    Total...................................................  $3,000,000
                                                              ==========

------------------------

*  To be filed by amendment.

All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Vastera may and, in certain cases, must be indemnified by Vastera against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vastera. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Vastera, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of Vastera's certificate of incorporation, as amended, provides that no director of Vastera shall be liable to Vastera or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

    Article VII of Vastera's certificate of incorporation, as amended, also provides that Vastera shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at Vastera's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

    Reference is made to Section 8 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of Vastera against certain liabilities under the Securities Act.

    Vastera has entered into Indemnification Agreements with each director of Vastera, a form of which is filed as Exhibit 10.5 to this Registration Statement. Pursuant to such agreements, Vastera will be obligated, to the extent permitted by applicable law, to indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors of Vastera or assumed certain responsibilities at the direction of Vastera. Vastera also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities

(a) Stock Splits.

    We have effected and will effect the following splits of our common stock:

    - On February 19, 1997, we effected a 2-for-1 stock split of our common stock in the form of a stock dividend of one share of common stock paid on each share of common stock outstanding and held of record by a stockholder as of February 19, 1997. All common share and per share amounts herein have been retroactively adjusted to reflect the stock split.

    - On April 4, 2000, we approved a 3-for-2 stock split of our common stock effective immediately prior to the closing of this offering in the form of a stock dividend of two shares of common stock to be paid on each share of common stock. All common share and per share amounts herein have been retroactively adjusted to reflect the stock split.

(b) Certain Sales of Securities.

    In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

    - On March 31, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with a working capital line of credit to purchase 4,511 shares of Series B convertible preferred stock at an exercise price of $6.65 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - On April 7, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 7,000 shares of Series A convertible preferred stock at an exercise price of $5.00 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - On August 7, 1997, we issued warrants to Lighthouse Capital Partners, L.P. and Battery Ventures III, L.P. in connection with a bridge financing to purchase 6,216 shares and 8,108 shares, respectively, of Series C convertible preferred stock at an exercise price of $3.70 per share. Lighthouse Capital Partners, L.P. and Battery Ventures III, L.P. are accredited investors and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - From August 7, 1997 to May 28, 1998, we offered, sold and issued an aggregate of 2,310,813 shares of our Series C convertible preferred stock to ten accredited investors at a price of $3.70 per share for an aggregate purchase price of $8,550,008. In addition, we also issued to these investors warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - On January 31, 1998, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 4,122 shares of Series C convertible preferred stock at an exercise price of $3.70 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - On April 10, 1998, we issued 120,000 shares of common stock at a fair market value of $1.00 per share for an aggregate amount of $120,000 to one of our employees in connection with a settlement agreement with such employee. The transaction was exempt from registration under Section 4(2) of the Securities Act.

    - On November 24, 1998 and February 26, 1999, we offered, sold and issued an aggregate of 2,973,749 shares of Series D convertible preferred stock to 14 accredited investors at a price of $4.876 per share for an aggregate purchase price of $14,500,000. In addition, we issued to these investors warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred stock at an exercise price of $6.485 per share. NationsBanc Montgomery Securities L.L.C., an accredited investor and our placement agent for this Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of Series D convertible preferred stock at an exercise price of $5.61 per share. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - On January 31, 1999, we purchased Deltac Limited for aggregate consideration equal to $510,130, consisting of $100,000 in cash and 189,000 shares of common stock issued to the stockholders of Deltac at a fair market value of $2.17 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

    - On June 1, 1999, we purchased Quantum Consulting Associates, Inc., for aggregate consideration equal to $1,952,890, consisting of $439,000 in cash and 566,719 shares of common stock issued to the stockholders of Quantum at a fair market value of $2.67 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

    - On February 4, 2000 and February 29, 2000, we offered, sold and issued an aggregate of 1,569,577 shares of Series E convertible preferred stock to 24 accredited investors at a price of $10.83 per share for an aggregate purchase price of $16,998,519. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.

    - In May 2000, we issued an aggregate of 104,208 shares of Series B convertible preferred stock, 357,011 shares of Series C-1 convertible preferred stock and 196,980 shares of Series D-1 convertible preferred stock to 16 accredited insiders upon the exercise of their convertible preferred stock warrants on both a cash paid and net issuance basis, with the aggregate cash proceeds to us equalling $2,533,978.


    Between February 10, 1997 and June 30, 2000, Vastera issued an aggregate of 416,971 shares of common stock to 29 people, all of whom were employees or directors of, or consultants to, Vastera. Such shares were issued upon exercise of stock options, with a weighted-average exercise price of $1.92 per share, granted under our 1996 Stock Option Plan.

    For a more detailed description of this plan, see "Management--Employee Benefit Plans" in this registration statement. In granting the options and issuing the underlying common stock upon exercise of the options, Vastera is relying upon exemptions from registration set forth in Rule 701 and
Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.


        1.1             Form of Underwriting Agreement.

        3.1             Restated Certificate of Incorporation, as amended.

        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).

        3.3             Bylaws, as amended.

        3.4             Form of Amended and Restated Bylaws (to be adopted
                        immediately prior to the closing of the offering covered by this Registration Statement).

        4.1**           Specimen common stock certificate.

        4.2 Second Amended and Restated Investors' Rights Agreement, dated November 24, 1998, as amended.

        5.1**           Opinion of Brobeck, Phleger & Harrison LLP.

       10.1             Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc. (subsequently acquired by Sun
                        MicroSystems), dated July 19, 1996, as amended.

       10.2             Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended and assigned, for property located at 45025
                        Aviation Drive, Dulles, Virginia.

       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.

       10.4 Lease with Axon Solutions Limited for property located at 188 High Street, Engham, Surrey.

       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.

       10.6             1996 Stock Option Plan, as amended.

       10.7             Form of Stock Option Agreement for 1996 Plan.

       10.8**           2000 Employee Stock Purchase Plan.

       10.9**           2000 Stock Option/Stock Issuance Plan.

       10.10**          Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.

       10.11            IBM/OEM Software Agreement with IBM, dated March 31, 2000.

       10.12            Loan Agreement with PNC Bank, National Association, dated
                        March 5, 1999, as amended.

       10.13 Security Agreement with PNC Bank, National Association, dated March 5, 1999, as amended.

       10.14            Amended and Restated Promissory Note with PNC Bank, National
                        Association, dated September 15, 1999.

       10.15*+ Global Trade Services Agreement with Ford Motor Company, dated July 14, 2000.

       10.16*+          Stock Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.

       10.17*+          License Agreement with Ford Motor Company, dated July 14,
                        2000.

       10.18*+          Salaried Employee Secondment Agreement with Ford Motor
                        Company, dated July 14, 2000.

       10.19*+          Employee Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.

       10.20*           Guaranties with Ford Motor Company, dated July 14, 2000.

       16.1             Letter from former auditors.

       21.1*            List of subsidiaries.

       23.1             Consent of Arthur Andersen LLP.

       23.2**           Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).

       23.3             Consent of PricewaterhouseCoopers LLP.

       24.1 Power of Attorney (contained in the signature page to this Registration Statement).

       27.1             Financial data schedule.


------------------------

*  Filed herewith.

** To be filed by amendment.


+  Subject to confidential treatment request.


(b) Financial Statement Schedules

    Schedule I--Report of Independent Public Accountants

    Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

    The undersigned registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dulles, Virginia, on August 16, 2000.


                                                       VASTERA, INC.

                                                       By:               /s/ ARJUN RISHI
                                                            -----------------------------------------
                                                                           Arjun Rishi
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                Signature                                   Title                          Date
                ---------                                   -----                          ----
             /s/ ARJUN RISHI                President, Chief Executive Officer and   August 16, 2000
    ---------------------------------         Director (principal Executive
               Arjun Rishi                    Officer)

                    *                       Chief Financial Officer (Principal       August 16, 2000
    ---------------------------------         Financial and Accounting Officer)
            Philip J. Balsamo

                    *                       Chief Operating Officer and Director     August 16, 2000
    ---------------------------------
              Mark J. Ferrer

                    *                       Director                                 August 16, 2000
    ---------------------------------
           Richard A. Lefebvre

                    *                       Director                                 August 16, 2000
    ---------------------------------
            Robert G. Barrett

                    *                       Director                                 August 16, 2000
    ---------------------------------
            Richard H. Kimball

                    *                       Director                                 August 16, 2000
    ---------------------------------
           James D. Robinson IV

                    *                       Director                                 August 16, 2000
    ---------------------------------
            Timothy Davenport

                    *                       Director                                 August 16, 2000
    ---------------------------------
          Nicolas C. Nierenberg


------------------------

*                       /s/ ARJUN RISHI
            --------------------------------------
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


        1.1             Form of Underwriting Agreement.
        3.1             Restated Certificate of Incorporation, as amended.
        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).
        3.3             Bylaws, as amended.
        3.4             Form of Bylaws (to be adopted immediately prior to the
                        closing of the offering covered by this Registration
                        Statement).
        4.1**           Specimen common stock certificate.
        4.2             Second Amended and Restated Investors' Rights Agreement,
                        dated November 24, 1998 as amended.
        5.1**           Opinion of Brobeck, Phleger & Harrison LLP.
       10.1             Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc. (subsequently acquired by Sun
                        Microsystems), dated July 19, 1996, as amended.
       10.2             Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended and assigned, for property located at 45025
                        Aviation Drive, Dulles, Virginia.
       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.
       10.4             Lease with Axon Solutions Limited for property located at
                        188 High Street, Engham, Surrey.
       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.
       10.6             1996 Stock Option Plan, as amended.
       10.7             Form of Stock Option Agreement for 1996 Plan.
       10.8**           2000 Employee Stock Purchase Plan.
       10.9**           2000 Stock Option/Stock Issuance Plan.
       10.10**          Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.
       10.11            IBM/OEM Software Agreement with IBM, dated March 31, 2000.
       10.12            Loan Agreement with PNC Bank, National Association, dated
                        March 5, 1999, as amended.
       10.13            Security Agreement with PNC Bank, National Association,
                        dated March 5, 1999, as amended.
       10.14            Amended and Restated Promissory Note with PNC Bank, National
                        Association, dated
                        September 15, 1999.
       10.15*+          Global Trade Services Agreement with Ford Motor Company,
                        dated July 14, 2000.
       10.16*+          Stock Transfer Agreement with Ford Motor Company, dated July
                        14, 2000.
       10.17*+          License Agreement with Ford Motor Company, dated July 14,
                        2000.
       10.18*+          Salaried Employee Secondment Agreement with Ford Motor
                        Company, dated July 14, 2000.
       10.19*+          Employee Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.
       10.20*           Guaranties with Ford Motor Company, dated July 14, 2000.
       16.1             Letter from former auditors.
       21.1*            List of subsidiaries.
       23.1             Consent of Arthur Andersen LLP.
       23.2**           Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).
       23.3             Consent of PricewaterhouseCoopers LLP.
       24.1             Power of Attorney (contained in the signature page to this
                        Registration Statement).
       27.1             Financial data schedule.


--------------------------

*   Filed herewith.

**  To be filed by amendment.


+   Subject to confidential treatment request.